Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 5, 2009

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION SELLS 98 BCFE OF PROVED RESERVES
FOR PROCEEDS OF $412 MILLION, OR $4.20 PER MCFE,
IN A VOLUMETRIC PRODUCTION PAYMENT TRANSACTION

OKLAHOMA CITY, OK, JANUARY 5, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has sold certain Chesapeake-operated long-lived producing assets in the Anadarko and Arkoma Basins in its fourth volumetric production payment transaction (VPP).  Through the VPP, Chesapeake conveyed a royalty interest to investors associated with Argonaut Private Equity.  The purchase was financed by GS Loan Partners, an affiliate of The Goldman Sachs Group, Inc. (NYSE:GS).  The assets include proved reserves of approximately 98 bcfe and current net production of approximately 60 mmcfe per day for proceeds of $412 million, or $4.20 per mcfe.  Chesapeake retained drilling rights on the properties below currently producing intervals.  The company previously announced its intention to complete a VPP by year-end 2008 as part of its plan to build larger cash reserves over the next two years.  The transaction, which closed on December 31, 2008, will be treated as a sale for accounting purposes and the company’s proved reserves will be reduced accordingly.  Chesapeake was advised on the transaction by Jefferies Randall & Dewey of Houston, Texas.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.

Argonaut Private Equity is a diversified global private equity fund with more than $3.5 billion under management. Argonaut exercises wide discretion on investment size, stage, sector and geography. Its equity investments span such diverse markets as alternative energy, technology, financial services, media, telecommunications, medical devices, aviation, retail and healthcare. Argonaut's portfolio includes investments in the United States, India, China, Israel, Japan, Eastern Europe, the Netherlands and Australia.

The Goldman Sachs Group, Inc. is a bank holding company and a leading global investment banking, securities and investment management firm.  Established in 1986, the firm’s Principal Investment Area is part of the Merchant Banking Division and includes the GS Capital Partners, GS Loan Partners and GS Mezzanine Partners funds.  GS Loan Partners I, with $10.5 billion in equity and leverage commitments, is Goldman Sachs’ first fund dedicated to providing senior secured loans and investing in senior debt and is one of the largest funds dedicated to the senior secured loan asset class across North America and Europe.  For more information, please visit www.gs.com/pia.